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CONSULTING SERVICES AGREEMENT

                                                                   EXHIBIT 10.31

         This AGREEMENT (this "Agreement") dated December 31, 1998, but effective as of January 1, 1998 (the "Effective Date") between ROBERT J. CARPENTER, 9 Lowell Road, Wellesley Hills, Massachusetts , 02181 (Consultant"), and GENZYME CORPORATION, a Massachusetts corporation having an office and principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("Genzyme").

         In consideration of the premises and covenants and undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Consulting Services. Genzyme hereby engages Consultant as an independent contractor to provide consulting services for Genzyme in connection with (i) its general business, and (ii) various strategic alternatives available to Genzyme to further develop its business, including mergers, acquisitions, joint ventures and other types of business collaborations.

2. Compensation for Consulting Services.

         (a) Genzyme shall pay Consultant a fee of $2,000 per day, and for partial days at a rate of $250 per hour, for consulting services rendered by Consultant and reported on his Activity Report (as hereafter defined).

         (b) Genzyme shall reimburse Consultant for all reasonable out-of-pocket expenses reported by Consultant on his Activity Report; provided, that such expenses are confirmed by appropriate supporting documentation as Genzyme may from time to time require and are approved by Genzyme. Expenses subject to reimbursement shall include, but shall not be limited to, costs incurred by Consultant for travel, lodging, meals, office supplies and other costs directly related to the provision the consulting services. In addition to other reasonable travel policies that may be established by Genzyme from time to time, for air travel flights of less than six (6) hours, reimbursement shall be limited to coach class fares, and for air travel flights greater than six (6) hours, reimbursement shall be limited to business class fares.

3. Activity Report.

(a) Consultant shall submit to Genzyme from time to time a report (the "Activity Report") substantially in the form attached hereto as Exhibit A. The Activity Report shall include a description of the consulting services performed, the number of days of consulting services provided by Consultant, and an itemization of out-of-pocket expenses incurred in performing such consulting services. The Activity Report shall be the basis for confirming the compensation payable to Consultant under Section 2 of this Agreement.

4. Independent Contractor Status.

         It is understood and agreed between the parties that during the period Consultant renders consulting services hereunder, all of his activities shall be undertaken and performed as an independent contractor. Consultant shall have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation, which are afforded by Genzyme to regular employees. Consultant shall not in any way represent himself or herself to be an employee, partner, joint venturer, agent or officer of or with Genzyme.

5. Assignment and Subcontracting.

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         Consultant may not assign this Agreement or subcontract the performance of any consulting services to another person or entity without the express written permission of Genzyme.

6. Confidential Proprietary Information.

         Both parties acknowledge that each owns or are entrusted with and use confidential and proprietary information which may include, without limitation, computer programs, inventions, discoveries, tools, machines, articles of manufacture, mechanisms, jigs, fixtures, methods, processes, compositions, mixtures, formulas, designs, techniques of production, manufacture or assembly, know-how, show-how, trade secrets, patent applications, technical data or specifications, testing methods, information which concerns their financial affairs, marketing practices, internal policies and procedures, research and development activities, products, contracts, suppliers or customers ("Confidential Information"). The parties acknowledge that during the performance of this Agreement, each may become privy to the Confidential Information of the other or its affiliates. Notwithstanding the foregoing, both parties agree that neither obtains any title to or interest or license in such Confidential Information of the other, and that all such Confidential Information is owned exclusively by its respective owner.

(a) Restrictions on Use and Disclosure. Each of the parties shall use the Confidential Information of the other solely for the purposes set forth in this Agreement. Each party shall maintain in strict confidence the Confidential Information of the other, except that Genzyme may disclose or permit disclosure of Consultant's Confidential Information to its directors, officers, employees and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement. During the term of this Agreement, and for a period of five (5) years thereafter, irrespective of the manner of or reason for termination of this Agreement, neither party shall disclose, divulge, publish to others or use in any manner any such Confidential Information of the other without the prior written consent of the other. Upon the expiration or termination of this Agreement, each party shall return to the other party all originals, copies and summaries of documents, materials and other tangible manifestations of Confidential Information in the possession or control of such party, except that each party may retain one copy of such Confidential Information in the possession of its legal counsel for purposes of monitoring its obligations under this Agreement. Both parties further acknowledge that any unauthorized disclosure or use of Confidential Information of the other would substantially and irreparably damage and impair the business of the other; therefore, the other party shall have, in addition to any remedies available at law, the right to obtain equitable relief to enforce the provisions of this
Section 6.

(b) Subject Matter Excluded From Restrictions. The foregoing proscription against use, disclosure and copying by one party (the "Receiving Party") does not apply to information or data of the other party (the "Disclosing Party") which (i) can be shown by written documents to have been known by the Receiving Party prior to disclosure hereunder other than as a result of some breach of the Disclosing Party's rights in and to such confidential proprietary information;
(ii) is available in published print or is otherwise known to the public, unless published or made known as a result of some act or omission of the Receiving Party; (iii) can be shown by written documents to have been obtained by the Receiving Party in writing from a third party who did not wrongfully acquire such information or data from the Disclosing Party and who has no obligation of confidentiality to the Disclosing Party with respect to such information; (iv) can be shown by written documents to have been independently developed by the Receiving Party or its affiliates without breach of any of the provisions of this Agreement; or (v) is disclosed by the Receiving Party pursuant to a subpoena lawfully issued by a court or governmental agency, provided that such party notifies the Disclosing Party immediately upon receipt of any such subpoena.

         (c) Additional Obligations of Consultant. The Consultant agrees not to disclose to representatives of Genzyme any information which is secret or confidential information belonging to a third party or with respect to which the Consultant is under an obligation to a third party not to disclose. Similarly, if during the term of this Agreement, the Consultant discloses any ideas to Genzyme which were conceived prior to the term of this Agreement or are outside the scope of the consultancy under this

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Agreement, Genzyme shall have no liability to the Consultant because of his use of such ideas, except that this shall not be construed as a license under any valid patent now or hereafter issued thereon. The Consultant has not brought and will not bring to Genzyme or use in the performance of this Agreement any materials or documents of any current or former employer which are not generally available to the public, unless the Consultant shall have obtained written authorization from such employer for the possession and use of such materials or documents.

7. Term and Termination.

         (a) Term and Renewal. The initial term of this Agreement shall be for a period of one (1) year from the Effective Date hereof. The term of this Agreement shall be extended automatically at the end of its initial term and any subsequent renewal term for an additional one (1) year period without notice and without amendment, unless a party provides written notice to the other party of its election not to extend this Agreement. The terms and conditions in effect at the end of the initial period and any subsequent renewal term shall continue to apply during the renewal period following each automatic extension.

(b) Termination. Either party may terminate this Agreement without cause upon written notice to the other party.

         (c) Effect of Termination. Upon termination of this Agreement, neither party shall have any further obligations under this Agreement, except (i) the liabilities accrued through the date of termination, and (b) the obligations which by their terms survive termination. The provisions of Section 6 and this
Section 7(c) shall survive the expiration or termination of this Agreement.

8. Ownership of Work Product. Any products, methods, approaches or ideas made or conceived by Consultant in connection with or during the performance of the consulting services under this Agreement, whether developed alone or in conjunction with Genzyme, shall be the property of Genzyme, free of any restrictions of any kind maintained or asserted by you or any third party.

9. Notices.

         All notices contemplated herein shall be deemed sufficient when given or made in writing and personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid) or by the so-called next business day service of an overnight carrier of national reputation (with evidence of delivery) to the receiving party and his, her or its representative at the addresses set forth below, or at such further addresses as may be hereafter specified in writing:

To Consultant:

                  Robert J. Carpenter
                  9 Lowell Road
                  Wellesley Hills, MA  02181

To Genzyme:

                  Genzyme Corporation
                  One Kendall Square
                  Cambridge, MA  02139

                           Attn: Henri A. Termeer

10.      Governing Law.

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         This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict or choice of law provisions thereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ROBERT J. CARPENTER                         GENZYME CORPORATION

 /s/ Robert J. Carpenter                    By: /s/ Peter Wirth
                                                Peter Wirth
                                                Executive Vice President

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Kendall\consult\carepent2

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EXHIBIT A

ACTIVITY REPORT

Name: ________________________________________________

Address: _____________________________________________

Report Period: _______________________________________

Report Date: _________________________________________

Project/Activity Date(s) Consulting Services Rendered~Description of Consulting Services~Location(s) Consulting Services Rendered~Consulting Hours~Expenses Subject to Reimbursement* TOTALS__________ Total Consulting Hours Year-to-Date:
______________________

* Expenses listed in this Activity Report must be confirmed by appropriate supporting documentation, including receipts, invoices, credit card statements and other similar documents. All requests for expense reimbursement will be considered under Genzyme's general reimbursement polices and practices for consultants and the specific understandings contained in written agreements between Genzyme and Consultant. In all cases, reimbursement for expenses is subject to Genzyme's reasonable approval.